Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our audit letter relating to the proved reserves of gas and oil of  Southwestern Energy Company, (b) the reference to us as experts in Southwestern Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and (c) the incorporation by reference of our name and our audit letter into Southwestern Energy Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-03787, 333-03789, 333-64961, 333-96161, 333-42494, 333-69720, 333-100702, 333-101160, 333-110140, 333-125714 and 333-121720), that incorporate by reference such Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By	/s/ DANNY D. SIMMONS

Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 22, 2010